SECRETARY’S CERTIFICATE

STRATUS FUND, INC.

The undersigned Tanya Lebsock hereby certifies that she is the duly elected and acting Secretary of Stratus Fund, Inc. (the “Registrant”), a Minnesota corporation, and that the following is a true, correct and complete copy of resolutions unanimously adopted by the Board of Directors of the Registrant, including those directors who are not “interested persons” of the Registrant, by unanimous vote effective July 26, 2012:

RESOLVED, that the individual fidelity bond coverage as presented at the meeting be accepted, ratified and approved.

RESOLVED, that the proper officers be, and they hereby are, authorized to execute an Investment Company Blanket Bond with St. Paul Fire & Marine Insurance Company, with a coverage limit of $525,000, on behalf of the Fund.

FURTHER RESOLVED, that the officers of the Fund are hereby directed to:

1.  File with the Securities and Exchange Commission (“SEC”) (i) a copy of the bond, (ii) a copy of each resolution of the Board of Directors, including a majority of the Directors who are not “interested persons,” approving such bond, and (iii) a copy of any amendment to such Agreement;

2.  File with the SEC, in writing, within five days after the making of a claim under the bond by the Fund, a statement of the nature and amount thereof;

3.  File with the SEC, within five days after the receipt thereof, a copy of the terms of the settlement of any claim under the bond of the Fund; and

4.  Notify by registered mail each member of the Board of Directors at his last known residence of (i) any cancellation, termination or modifications of the bond, not less than 45 days prior to the effective date of the cancellation, termination or modification, (ii) the filing and the settlement of any claims under the bond by the Fund at any time the filings required under 2 and 3 above are made with the SEC, and (iii) the filing and proposed terms of  settlement of any claim under the bond by any other named insured, within five days of the receipt of a notice from the fidelity insurance company.

IN WITNESS WHEREOF, I have executed this Certificate effective September 4, 2012

/s/ Tanya Lebsock

Tanya Lebsock

Secretary